Exhibit 23.1

Consent of Independent Auditor

The Board of Directors

ARC International plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-46422, 333-60268, 333-75496, 333-82702, 333-90770, 333-103151, 333-105542, 333-105545, 333-112709, 333-116907, 333-127207, 333-122715 and 333-151236) each on Form S-8 of Virage Logic Corporation of our report dated 23 October 2009, with respect to the consolidated balance sheet of ARC International plc, as of 31 December 2008, and the related consolidated income statement and statements of cash flow and recognised income and expense for the year then ended, which report appears in the Form 8-K/A of Virage Logic Corporation dated 2 November 2009.

/s/ KPMG Audit Plc

St Albans, England

30 October 2009